SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 21, 2016 (Date of earliest event reported)

Commission File No.: 0-25969

RADIO ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-1166660 (I.R.S. Employer Identification No.)

1010 Wayne Avenue
14th Floor
Silver Spring, Maryland 20910
(Address of principal executive offices)

(301) 429-3200
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Bonus Awards for 2015

On January 21, 2016, the compensation committee (the “Compensation Committee”) of the Board of Directors of Radio One, Inc. (the “Company” or “Radio One”) awarded cash bonuses to be paid to the named executive officers of Radio One for the year-ended December 31, 2015.  In making 2015 annual bonus decisions for Alfred C. Liggins, III, Chief Executive Officer (the “CEO”) and Catherine L. Hughes, Founder and Chairperson (the “Founder”), the Compensation Committee considered the applicable performance criteria as set forth in the CEO’s and Founder’s 2008 employment agreements (the “2008 Employment Agreements”).  However, given that the 2008 Employment Agreements had an initial three year term expiring April 15, 2011 and had not been updated, the Compensation Committee also exercised discretion to reflect a number of factors and changed circumstances not contemplated by the 2008 Employment Agreements.  The 2008 Employment Agreement performance criteria and additional considerations for each of the Founder and CEO are set forth below.

2008 Employment Agreement Performance Criteria and Additional Considerations for the Founder.  The Founder’s 2008 Employment Agreement provided for an annual cash bonus payable at the discretion of the board up to a maximum of $250,000.  Under the terms of her 2008 Employment Agreement, in exercising its discretion whether or not to pay the Founder such bonus, the Compensation Committee generally considered the Company’s overall performance for a given fiscal year and the Founder’s contributions to the success of the Company.   The Compensation Committee then considered that the Founder’s employment agreement had not been updated since its expiration in 2011.  As such, the Compensation Committee concluded that the Founder’s annual discretionary cash bonus amount should be increased to a maximum of $500,000 for the year-ended December 31, 2015.

2008 Employment Agreement Performance Criteria and Additional Considerations for the CEO.  The Compensation Committee establishes the bonus level for the CEO.  Under the terms of his 2008 Employment Agreement, the CEO’s bonus award could not in the aggregate exceed his current annual base salary or $1,250,000.  Under the 2008 Employment Agreement, the CEO’s bonus award had two components. The first component, equaling 50% of the award (or approximately $625,000 based on current compensation), was based on the achievement of pre-established individual and Company performance goals, as determined by the Compensation Committee in consultation with the CEO (the “Performance Goals Portion”).  For calendar year 2015, the elements and allocations of the Performance Goals Portion were prior as follows: (i) Company’s consolidated performance as measured by cash flow - allocation equaled 50% of  the performance based award (25% of aggregate award) or maximum payout of $312,500; (ii) successful achievement of a refinancing of certain portions of the Company’s debt- allocation equaled 20% of  the performance based award (10% of aggregate award) or maximum payout of $125,000; (iii) successful completion of the Company’s buyout of Comcast’s membership interests in TV One, LLC equaled 20% of  the performance based award (10% of aggregate award) or maximum payout of $125,000; and (iv) performance as measured by expense management and cost savings - allocation equaled 10% of  the performance based award (5% of aggregate award) or maximum payout of $62,500.   The second component, equaling the balance of the award ($625,000), is determined at the discretion of the Compensation Committee.  Under the 2008 Employment Agreement, in determining the amount of the discretionary portion of the CEO’s bonus, the Compensation Committee was permitted to consider factors such as “over-performance” versus all or any one of the pre-established individual and Company performance goals under the Performance Goals Portion of the bonus.

In considering the above described performance criteria for the CEO and Founder, the Compensation Committee made the following observations in determining performance-based bonus compensation:

(i)     The Compensation Committee considered the 2015 operating performance of the Company on a consolidated basis.  In this regard, the Compensation Committee noted that the Company delivered adjusted EBITDA at 94% of budget.

(ii)    The Compensation Committee noted that the refinancing was achieved in the second quarter of 2015.

(iii)   The Compensation Committee further noted that the buyout of Comcast Corporation’s membership interest in TV One was achieved in the second quarter of 2015.

(iv)   Finally, the Compensation Committee considered that the Company’s expense management and cost saving objectives were met in full.

With respect to the discretionary portion of the CEO’s 2015 bonus, the Compensation Committee considered a number of other factors, including but not limited to: (i) the Company’s refinance improved cash flow and reduced the Company’s cost of capital from 8.7% to 7.2%; (ii) TV One locked in numerous long term carriage deals with its distributors; (iii) TV One achieved impressive ratings and financial performance; (iv) Reach Media achieved substantial EBITDA growth on the recovery of its business; (v) the Company’s significantly improved free cash flow profile; and (vi) the Company’s successes in making certain operational personnel adjustments and new hires, including its appointment of David Kantor as Chief Executive Officer – Radio Division.  With all of the above factors in mind, the Compensation Committee made the determination to pay cash bonuses to the CEO and the Founder in the amounts of $1,062,500 and $425,000, respectively, representing an 85% payout of their bonus potential.

The bonuses payable to Peter D. Thompson, Chief Financial Officer, and Linda J. Vilardo, Chief Administrative Officer, were also considered and determined in the discretion of the Compensation Committee.   Mr. Thompson and Mrs. Vilardo were awarded a cash bonus in the amount of $297,500 and $255,000, respectively.  These payouts also represented a payout of 85% payout of each of Mr. Thompson’s and Ms. Vilardo’s bonus potential.   David Kantor, the Company’s Chief Executive Officer – Radio Division was not paid a bonus for the year-ended December 31, 2015 given his recent appointment to the position.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RADIO ONE, INC.
/s/ Peter D. Thompson
January 27, 2016	Peter D. Thompson
Chief Financial Officer and Principal Accounting Officer